Exhibit 99.1

News release

First Horizon reaches settlement with Freddie Mac

MEMPHIS, Tenn. --- First Horizon National Corp. (NYSE: FHN) has entered into a definitive resolution agreement with the Federal Home Loan Mortgage Corp. regarding the loan repurchase process. First Horizon CEO Bryan Jordan called the agreement with Freddie Mac “a big step forward” in First Horizon’s ongoing efforts to unwind from the mortgage business the company sold in 2008.

The agreement with Freddie Mac follows an agreement with Fannie Mae that First Horizon entered into in fourth quarter 2013.

This matter, among others, is discussed in a Current Report on Form 8-K which First Horizon filed with the Securities and Exchange Commission today, and in its Annual Report on Form 10-K for the year 2013 which First Horizon expects to file today. Those Reports show the impacts of the agreement and certain other developments arising since First Horizon announced earnings on January 17, 2014. Although reported earnings increased insignificantly, certain financial line items have been impacted significantly. In particular, as a result of these recent developments the mortgage repurchase reserve has been reduced, and the pending litigation reserve has been increased, relative to what was reported in mid-January.

About First Horizon

The 4,300 employees of First Horizon National Corp. (NYSE:FHN) provide financial services through more than 170 bank locations in and around Tennessee and 21 FTN Financial Group offices in the U.S. and abroad. First Tennessee has the leading market share in Tennessee and one of the highest customer retention rates of any bank in the country. FTN Financial is a capital markets industry leader in fixed income sales, trading and strategies for institutional clients in the U.S. and abroad. First Horizon has been recognized as one of the nation’s best employers by AARP and Working Mother magazines and a top tech innovator by InformationWeek. More information is available at www.FirstHorizon.com.

FHN-G

For Immediate Release:	Feb. 27, 2014
Contact:	Jack Bradley, Media Relations (901) 523-4813
Aarti Bowman, Investor Relations (901) 523-4017